PRESS RELEASE - FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES FIRST QUARTER 2006 FINANCIAL RESULTS AND
ADJUSTED FFO OF $0.28 PER SHARE FOR THE FIRST QUARTER

TIMONIUM, MARYLAND - May 9, 2006 - Omega Healthcare Investors, Inc. (NYSE:OHI) today announced its results of operations for the quarter ended March 31, 2006. The Company also reported Funds From Operations (“FFO”) available to common stockholders for the three months ended March 31, 2006 of $12.2 million or $0.21 per common share. The $12.2 million of FFO available to common stockholders for the quarter includes the impact of a one-time, non-cash charge of approximately $2.7 million relating to the write-off of deferred financing costs associated with the termination of its old credit facility, $0.8 million of interest expense associated with the tender offer and purchase of approximately 20.7% of the Company’s $100 million aggregate principal amount of 6.95% notes due 2007 (the “2007 Notes”), $0.1 million non-cash provision for impairment, and $0.3 million of non-cash restricted stock amortization expense. FFO is presented in accordance with the guidelines for the calculation and reporting of FFO issued by the National Association of Real Estate Investment Trusts (“NAREIT”). Adjusted FFO, which excludes the impact of the refinancing interest expense, the non-cash provision for impairment, and the non-cash restricted stock amortization expense, was $0.28 per common share for the three months ended March 31, 2006. For more information regarding FFO, see “FFO Results” below.

GAAP NET INCOME

For the three-month period ended March 31, 2006, the Company reported net income of $6.9 million, net income available to common stockholders of $4.4 million, or $0.08 per diluted common share and operating revenues of $30.8 million. This compares to net income of $9.3 million, net income available to common stockholders of $5.7 million, or $0.11 per diluted common share, and operating revenues of $27.2 million for the same period in 2005.

The $4.4 million net income available to common stockholders for the three months ended March 31, 2006 includes the impact of $0.8 million of non-cash redemption charges and $2.7 million of interest expense associated with refinancing-related activities during 2006.

FIRST QUARTER 2006 HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

•  Redeemed the remaining 20.7% of the Company's $100 million aggregate principal amount of 6.95% notes due 2007.
•  Moody's raised the Company’s senior debt rating to Ba3 from B1.
•  Standard & Poor's raised the Company's senior debt rating to BB from BB-.
•  Entered into a new $200 million revolving credit facility.
•  Increased the common dividend per share from $0.23 to $0.24.

FIRST QUARTER 2006 RESULTS

Operating Revenues and Expenses - Operating revenues for the three months ended March 31, 2006 were $30.8 million. Operating expenses for the three months ended March 31, 2006 totaled $9.9 million, comprised of $7.5 million of depreciation and amortization expense, $2.1 million of general and administrative expenses, and $0.3 million of restricted stock amortization.

Other Income and Expense - Other income and expense for the three months ended March 31, 2006 was $13.6 million and was primarily comprised of $9.6 million of interest expense, $0.6 million of non-cash interest expense and $3.5 million of refinancing interest expense (see “Financing Activities” section below).

Funds From Operations - For the three months ended March 31, 2006, reportable FFO available to common stockholders was $12.2 million, or $0.21 per common share, compared to $12.0 million, or $0.23 per common share, for the same period in 2005. The $12.2 million of FFO for the quarter includes the impact of: i) $2.7 million of non-cash interest expense relating to the write-off of deferred financing costs associated with the termination of its old credit facility; ii) $0.8 million of non-cash interest expense associated with the tender offer and purchase of approximately 20.7% of the Company’s remaining $100 million aggregate principal amount of 2007 Notes; iii) $0.1 million non-cash provision for impairment charge recorded to reduce the carrying value of one facility, currently under contract to be sold in the second quarter of 2006; and iv) $0.3 million of non-cash restricted stock amortization associated with the Company’s issuance of restricted stock grants to executive officers during 2004.

When excluding the aforementioned items in 2006, as well as, certain similar non-recurring or non-cash expense items in 2005, adjusted FFO was $16.1 million, or $0.28 per common share for the three months ended March 31, 2006, compared to $13.0 million, or $0.25 per common share, for the same period in 2005. For further information, see the attached “Funds From Operations” schedule and notes.

Asset Sales - On March 31, 2006, the Company sold a SNF in Illinois resulting in an accounting loss of approximately $0.2 million.

FINANCING ACTIVITIES

New $200 Million Revolving Credit Facility - On March 31, 2006, the Company entered into a new $200 million revolving senior secured credit facility (the “New Credit Facility”). The New Credit Facility is being provided by Bank of America, N.A., as Administrative Agent, Deutsche Bank Trust Company Americas, UBS Securities LLC, General Electric Capital Corporation, LaSalle Bank N.A., and Citicorp North America, Inc. and will be used for acquisitions and general corporate purposes.

The New Credit Facility replaces the Company’s previous $200 million senior secured credit facility, which has been terminated. The Company will realize a 125 basis point savings on LIBOR-based loans under the New Credit Facility, as compared to LIBOR-based loans under its prior credit facility. The New Credit Facility matures on March 31, 2010, and includes an “accordion feature” that permits the Company to expand its borrowing capacity to $300 million during its first two years.

For the three-month period ending March 31, 2006, the Company recorded a one-time, non-cash charge of approximately $2.7 million relating to the write-off of deferred financing costs associated with the termination of its prior credit facility. At March 31, 2006, the Company had $4.5 million of borrowings outstanding under its New Credit Facility.

$100 Million Aggregate Principal Amount of 6.95% Unsecured Notes Tender and Redemption - On December 16, 2005, the Company initiated a tender offer and consent solicitation for all of its outstanding 2007 Notes. On December 30, 2005, the Company accepted for purchase 79.3% of the aggregate principal amount of the 2007 Notes outstanding that were tendered. On December 30, 2005, the Company’s Board of Directors also authorized the redemption of all outstanding 2007 Notes that were not otherwise tendered. On December 30, 2005, upon the Company’s irrevocable funding of the redemption price for the 2007 Notes and certain other acts required by the Indenture governing the 2007 Notes, the Trustee certified in writing to the Company (the “Certificate of Satisfaction and Discharge”) that the Indenture was satisfied and discharged as of December 30, 2005, except for certain provisions. In accordance with Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities,” or FAS 140, the Company removed 79.3% of the aggregate principal amount of the 2007 Notes and the corresponding portion of the funds held in trust by the Trustee to pay the tender price from its balance sheet and recognized $2.8 million of interest expense associated with the tender offer in December 2005. On January 18, 2006, the Company completed the redemption of the remaining 2007 Notes not otherwise tendered. In connection with the redemption and in accordance with FAS 140, the Company recognized $0.8 million of interest expense in the first quarter of 2006. As of January 18, 2006, none of the 2007 Notes remained outstanding.

Rating Agencies Upgrade - On January 20, 2006, Moody’s Investors Services raised the rating of the Company’s senior unsecured debt to Ba3 from B1 and preferred stock to B2 from B3. As stated in Moody’s press release, “this rating action reflects Omega’s increased size and improvement in asset quality and performance.” The press release also stated; “Moody’s is encouraged by the significant progress that Omega continues to make in executing its strategic plan, solidifying its financial flexibility, and repositioning its healthcare properties.”

On January 27, 2006, Standard & Poor’s raised the rating of the Company’s senior unsecured debt to BB from BB- and preferred stock to B+ from B. As stated in Standard & Poor’s press release, “the upgrade acknowledges the company’s ability to make accretive acquisitions and access the capital markets to facilitate this growth while preserving its financial profile.”

PORTFOLIO DEVELOPMENTS

Haven Eldercare, LLC - During the three months ending March 31, 2006, Haven Eldercare, LLC (“Haven”), an existing operator for the Company, entered into a $39 million first mortgage loan with General Electric Capital Corporation (“GE Loan”). Haven used the $39 million of proceeds to partially repay on a $62 million mortgage it has with the Company. Simultaneously, the Company subordinated the payment of its remaining $23 million to that of the GE Loan. As a result of this transaction, the interest rate on the Company’s remaining mortgage note to Haven rose from 10% to approximately 15%, with annual escalators.

In conjunction with the above transactions and the application of Financial Accounting Standards Board Interpretation No. 46R, Consolidation of Variable Interest Entities, or FIN 46R, the Company consolidated the financial statements and related real estate of a Haven entity into the Company’s financial statements. The consolidation resulted in the following changes to the Company’s consolidated balance sheet as of March 31, 2006: (1) an increase in total gross investments of $39.0 million; (2) an increase in accumulated depreciation of $0.4 million; (3) an increase in other long-term borrowings of $39.0 million; and (4) a reduction of $0.4 million in cumulative net earnings for the three months ended March 31, 2006 due to increased depreciation expense. General Electric Capital Corporation and Haven’s other creditors do not have recourse to the Company’s assets. The Company’s results of operations will reflect the effects of the consolidation of this entity, which will be accounted for similar to the Company’s other purchase-leaseback transactions.

DIVIDENDS

Common Dividends - On April 18, 2006, the Company’s Board of Directors announced a common stock dividend of $0.24 per share to be paid May 15, 2006 to common stockholders of record on April 28, 2006. At the date of this release, the Company had approximately 58 million outstanding common shares.

Series D Preferred Dividends - On April 18, 2006, the Company’s Board of Directors declared the regular quarterly dividends for its 8.375% Series D Cumulative Redeemable Preferred Stock (“Series D Preferred Stock”) to stockholders of record on April 28, 2006. The stockholders of record of the Series D Preferred Stock on April 28, 2006 will be paid dividends in the amount of $0.52344 per preferred share on May 15, 2006. The liquidation preference for the Company’s Series D Preferred Stock is $25.00 per share. Regular quarterly preferred dividends for the Series D Preferred Stock represent dividends for the period February 1, 2006 through April 30, 2006.

2006 ADJUSTED FFO GUIDANCE AFFIRMED

The Company affirmed its 2006 adjusted FFO available to common stockholders to be between $1.10 and $1.14 per common share.

The Company's adjusted FFO guidance (and related GAAP earnings projections) for 2006 excludes the future impacts of gains and losses from the sale of assets, additional divestitures, certain one-time revenue and expense items, capital transactions, and restricted stock amortization expense.

Reconciliation of the adjusted FFO guidance to the Company's projected GAAP earnings is provided on a schedule attached to this Press Release. The Company may, from time to time, update its publicly announced FFO guidance, but it is not obligated to do so.

The Company's adjusted FFO guidance is based on a number of assumptions, which are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results.

ANNUAL MEETING

The Company’s 2006 Annual Meeting of Stockholders will be held on Thursday, May 25, 2006, at 10:00 a.m., EDT, at the Holiday Inn Select, Baltimore-North, 2004 Greenspring Drive, Timonium, Maryland. Stockholders of record as of the close of business on April 21, 2006 will be entitled to receive notice of and to participate at the 2006 Annual Meeting of Stockholders.

CONFERENCE CALL

The Company will be conducting a conference call on Tuesday, May 9, 2006, at 10 a.m. EDT to review the Company’s 2006 first quarter results and current developments. To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “earnings call” icon on the Company’s home page. Webcast replays of the call will be available on the Company’s website for two weeks following the call.

* * * * * *

The Company is a real estate investment trust investing in and providing financing to the long-term care industry. At March 31, 2006, the Company owned or held mortgages on 223 SNFs and ALFs with approximately 24,192 beds located in 27 states and operated by 34 third-party healthcare operating companies.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
________________________

This announcement includes forward-looking statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of the Company’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iii) changes in the financial position of the Company’s operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of Company’s mortgages, and impede the ability of the Company to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) competition in the financing of healthcare facilities; and (vii) other factors identified in the Company’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and the Company’s future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements. All forward-looking statements included herein are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
	March 31,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Real estate properties
Land and buildings at cost	$1,057,936	$996,127
Less accumulated depreciation	(164,438)	(157,255)
Real estate properties - net	893,498	838,872
Mortgage notes receivable - net	42,577	104,522
	936,075	943,394
Other investments - net	25,985	23,490
	962,060	966,884
Assets held for sale - net	1,863	1,243
Total investments	963,923	968,127

Cash and cash equivalents	403	3,948
Accounts receivable - net	6,495	5,885
Other assets	14,091	37,769
Total assets	$984,912	$1,015,729

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving line of credit	$4,500	$58,000
Unsecured borrowings	485,000	505,682
(Discount)/premium on unsecured borrowings - net	(257)	(253)
Other long-term borrowings	41,800	2,800
Accrued expenses and other liabilities	24,262	19,563
Operating liabilities for owned properties	53	256
Total liabilities	555,358	586,048

Stockholders’ equity:
Preferred stock	118,488	118,488
Common stock and additional paid-in-capital	670,418	662,440
Cumulative net earnings	234,582	227,701
Cumulative dividends paid	(551,726)	(536,041)
Cumulative dividends - redemption	(43,067)	(43,067)
Accumulated other comprehensive income	859	160
Total stockholders’ equity	429,554	429,681
Total liabilities and stockholders’ equity	$984,912	$1,015,729

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2006	2005
Revenues
Rental income	$28,933	$21,748
Mortgage interest income	1,184	1,956
Other investment income - net	525	297
Miscellaneous	109	3,165
Total operating revenues	30,751	27,166

Expenses
Depreciation and amortization	7,518	5,697
General and administrative	2,056	1,827
Restricted stock expense	293	285
Total operating expenses	9,867	7,809

Income before other income and expense	20,884	19,357
Other income (expense):
Interest and other investment income	113	41
Interest	(9,609)	(6,774)
Interest - amortization of deferred financing costs	(643)	(506)
Interest - refinancing costs	(3,485)	-
Total other expense	(13,624)	(7,239)

Income from continuing operations	7,260	12,118
Loss from discontinued operations	(379)	(2,814)
Net income	6,881	9,304
Preferred stock dividends	(2,481)	(3,559)
Net income available to common	$4,400	$5,745

Income per common share:
Basic:
Income from continuing operations	$0.08	$0.17
Net income	$0.08	$0.11
Diluted:
Income from continuing operations	$0.08	$0.17
Net income	$0.08	$0.11

Dividends declared and paid per common share	$0.23	$0.20

Weighted-average shares outstanding, basic	57,412	50,928
Weighted-average shares outstanding, diluted	57,474	51,313

Components of other comprehensive income:
Net income	$6,881	$9,304
Unrealized gain (loss) on investments and hedging contracts	699	(1,961)
Total comprehensive income	$7,580	$7,343

OMEGA HEALTHCARE INVESTORS, INC.
FUNDS FROM OPERATIONS
Unaudited
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2006	2005

Net income available to common stockholders	$4,400	$5,745
Add back loss from real estate dispositions (1)	248	37
Sub-total	4,648	5,782
Elimination of non-cash items included in net income :
Depreciation and amortization (1)	7,527	6,253
Funds from operations available to common stockholders	$12,175	$12,035

Weighted-average common shares outstanding, basic	57,412	50,928
Effect of restricted stock awards	42	39
Assumed exercise of stock options	20	346
Weighted-average common shares outstanding, diluted	57,474	51,313

Funds from operations per share available to common stockholders	$0.21	$0.23

Adjusted funds from operations:
Funds from operations available to common stockholders	$12,175	$12,035
Deduct revenue from prepayment penalty/administration fee	—	(2,986)
Deduct one-time deferred revenue	—	(70)
Add back one-time interest refinancing expense	3,485	—
Add back restricted stock amortization expense	293	285
Add back non-cash provision for impairments on real estate properties (1)	121	3,700
Adjusted funds from operations available to common stockholders	$16,074	$12,964
(1) Includes amounts in discontinued operations

This press release includes Funds From Operations, or FFO, which is a non-GAAP financial measure. For purposes of the Securities and Exchange Commission’s (“SEC”) Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income available to common stockholders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization. FFO available to common stockholders is further adjusted for the effect of restricted stock awards and the exercise of in-the-money stock options. The Company believes that FFO is an important supplemental measure of its operating performance. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions. The term FFO was designed by the real estate industry to address this issue. FFO herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

Adjusted FFO is calculated as FFO available to common stockholders less one-time revenue and expense items. The Company believes that adjusted FFO provides an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company's computation of adjusted FFO is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes it is an appropriate measure for this Company.

The Company uses FFO as one of several criteria to measure operating performance of its business. The Company further believes that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers this measure to assist the users of its financial statements in analyzing its performance; however, this is not a measure of financial performance under GAAP and should not be considered a measure of liquidity, an alternative to net income or an indicator of any other performance measure determined in accordance with GAAP. Investors and potential investors in the Company’s securities should not rely on this measure as a substitute for any GAAP measure, including net income.

In February 2004, NAREIT informed its member companies that it was adopting the position of the SEC with respect to asset impairment charges and would no longer recommend that impairment write-downs be excluded from FFO. In the tables included in this press release, the Company has applied this interpretation and has not excluded asset impairment charges in calculating its FFO. As a result, its FFO may not be comparable to similar measures reported in previous disclosures. According to NAREIT, there is inconsistency among NAREIT member companies as to the adoption of this interpretation of FFO. Therefore, a comparison of the Company’s FFO results to another company's FFO results may not be meaningful.

    The following table presents a range of the Company’s projected FFO per common share for 2006:

	2006 Projected FFO
Per diluted share:
Net income available to common stockholders	$ 0.54	−	$ 0.57
Adjustments:
Depreciation and amortization	0.48	−	0.49
Funds from operations available to common stockholders	$1.02	−	$1.06

Adjustments:
Interest expense - refinancing	0.06	−	0.06
Provision for impairment of real estate assets	0.00	−	0.00
Restricted stock expense	0.02	−	0.02
Adjusted funds from operations available to common stockholders	$1.10	−	$1.14

The following table summarizes the results of operations of assets held for sale and facilities sold during the three months ended March 31, 2006 and 2005, respectively.

	Three Months Ended
	March 31,
	2006	2005
	(In thousands)
Revenues
Rental income	$—	$1,467
Other income	—	12
Subtotal revenues	—	1,479
Expenses
Depreciation and amortization	9	556
General and administrative	1	—
Provision for impairment	121	3,700
Subtotal expenses	131	4,256

Income (loss) before loss on sale of assets	(131)	(2,777)
Loss on assets sold - net	(248)	(37)
Loss from discontinued operations	$(379)	$(2,814)

    The following tables present selected portfolio information, including operator and geographic concentrations, and revenue maturities for the period ending March 31, 2006.

Portfolio Composition ($000's)

Balance Sheet Data	# of Properties	# Beds	Investment	% Investment
Real Property(1)(2)	198	22,309	$1,057,936	96%
Loans Receivable	25	1,883	42,577	4%
Total Investments	223	24,192	$1,100,513	100%
(1) Excludes three held for sale facilities (2) Includes 7 buildings worth $61.8 million resulting from FIN 46 Consolidation
Investment Data	# of Properties	# Beds	Investment	% Investment	Investment per Bed
Skilled Nursing Facilities	213	23,600	$1,052,954	96%	$45
Assisted Living Facilities	8	422	24,124	2%	57
Rehab Hospitals	2	170	23,435	2%	138
	223	24,192	$1,100,513	100%	$45

Revenue Composition ($000's)

Revenue by Investment Type	Three Months Ended
	March 31, 2006
Rental Property	$28,933	94%
Mortgage Notes	1,184	4%
Other Investment Income	525	2%
	$30,642	100%

Revenue by Facility Type	Three Months Ended
	March 31, 2006
Assisted Living Facilities	$405	1%
Skilled Nursing Facilities	29,712	97%
Other	525	2%
	$30,642	100%

Operator Concentration ($000's)

Concentration by Investment	# of Properties	Investment	% Investment
CommuniCare	19	$192,033	17%
Sun Healthcare Group, Inc.	32	160,811	15%
Haven	15	117,230	11%
Advocat, Inc.	33	105,452	10%
Guardian	16	80,166	7%
Essex	13	79,354	7%
Remaining Operators	95	365,467	33%
	223	$1,100,513	100%

Geographic Concentration ($000's)

Concentration by Region	# of Properties	Investment	% Investment
South	88	$380,077	34%
Midwest	71	346,691	32%
Northeast	36	249,997	23%
West	28	123,748	11%
	223	$1,100,513	100%

Concentration by State	# of Properties	Investment	% Investment
Ohio	38	$278,045	25%
Florida	18	111,575	10%
Pennsylvania	16	101,074	9%
Texas	19	71,426	7%
California	15	60,665	6%
Remaining States	117	477,728	43%
	223	$1,100,513	100%

Revenue Maturities ($000's)

Operating Lease Expirations & Loan Maturities	Year	Current Lease Revenue(1)	Current Interest Revenue(1)	Lease and Interest Revenue	%
	2006	$1,260	$2,288	$3,548	3.0%
	2007	374	145	519	0.4%
	2008	1,024	-	1,024	0.8%
	2009	199	-	199	0.2%
	2010	23,788	1,498	25,286	21.2%
	Thereafter	81,192	7,623	88,815	74.4%
		$107,837	$11,554	$119,391	100.0%

Note: (1) Based on '06 contractual rents & interest (no annual escalators)

Selected Facility Data
TTM ending 12/31/2005				Coverage Data
		% Payor Mix		Before	After
	Census	Private	Medicare	Mgmt. Fees	Mgmt. Fees
All Healthcare Facilities	82.0%	11.4%	13.8%	2.0 x	1.5 x

    The following tables present selected financial information, including leverage and interest coverage ratios, as well as a debt maturity schedule for the period ending March 31, 2006.

Current Capitalization ($000's)
	Outstanding Balance	%
Borrowings Under Bank Lines	$ 4,500	0.5%
Long-Term Debt Obligations (1)	526,800	54.8%
Stockholder's Equity	429,554	44.7%
Total Book Capitalization	$ 960,854	100.00%

Leverage & Performance Ratios (1)

Debt / Total Book Cap	55%
Debt / Total Market Cap	36%
Interest Coverage:
First quarter 2006	2.81 x

(1) Excludes net discount of $0.3 million on unsecured borrowings. Includes $39.0 million of additional debt due to required consolidation of Haven real estate entity per FASB Interpretation No. 46R.

Debt Maturities ($000's)		Secured Debt
	Year	Lines of Credit(1)	Haven Consolidation	Other	Senior Notes	Total
	2006	$-	$-	$-	$-	$-
	2007	-	-	-	-	-
	2008	-	-	-	-	-
	2009	-	-	-	-	-
	Thereafter	200,000	39,000	2,800	485,000	726,800
		$200,000	$39,000	$2,800	$485,000	$726,800

Note: (1) Reflected at 100% capacity.

    The following table presents investment activity for the three- and twelve-month periods ending March 31, 2006.

Investment Activity ($000's)
	Three Months Ended
	March 31, 2006
	$ Amount	%
Funding by Investment Type:
Real Property	$ -	0%
Mortgages	-	0%
Other	-	0%
Total	$-	0%